EXHIBIT (j)(2)



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 45 to the Registration Statement (1933 Act File No. 33-1121) of Eaton Vance Investment Trust on Form N-1A of our reports dated May 3, 2002 of National Limited Maturity Municipals Portfolio and Eaton Vance National Limited Maturity Municipals Fund (the "Fund") for the fiscal year ended March 31, 2002 included in the Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the headings "Financial Highlights" in the Prospectus and "Other Service Providers" in the Statement of Additional Information, which are part of this Registration Statement.



/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP


July 23, 2002
Boston, Massachusetts